REALOGY CORPORATION ANNOUNCES PRELIMINARY RESULTS
OF TENDER OFFER
Company expects to acquire 37 million shares at $23.00 per share
PARSIPPANY, N.J. (Sept. 27, 2006) — Realogy Corporation (NYSE: H) today announced the preliminary results of its modified “Dutch Auction” tender offer, which expired at 5:00 p.m., New York City time, on Tuesday, September 26, 2006.
Based on the preliminary count by the depositary for the tender offer, 37,510,064 shares (including the associated preferred stock purchase rights), including 10,420,196 shares that were tendered through notice of guaranteed delivery, were properly tendered and not withdrawn at a price at or below $23.00. Based on these preliminary results, Realogy expects to acquire 37 million shares of its common stock, subject to proration, at a price of $23.00 per share for a total cost of approximately $851 million, excluding fees and expenses relating to the tender offer. The 37 million shares expected to be purchased are comprised of the 32 million shares Realogy offered to purchase and 5 million shares to be purchased pursuant to Realogy’s right to purchase up to an additional 2 percent of the outstanding shares as of August 24, 2006, without extending the tender offer in accordance with applicable securities laws. The shares expected to be purchased in the tender offer represent approximately 14.7 percent of the shares outstanding as of September 25, 2006. Realogy will fund the shares to be purchased in the tender offer using cash on hand.
The number of shares to be purchased and the price per share are preliminary. Final results for the tender offer will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares to be purchased, the price per share and the proration factor, if any, will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase, and return of all shares tendered and not purchased, will occur promptly after the final number of shares tendered and proration factor are confirmed.
The 37 million shares expected to be purchased through this tender offer represent a portion of the aggregate 48 million share repurchase program that was authorized by Realogy’s Board of Directors on August 23, 2006. Rule 13e-4(f) under the Securities and Exchange Act of 1934, as amended, prohibits Realogy from purchasing any shares, other than in the tender offer, until at least 10 business days have elapsed following the expiration of the tender offer.
Citigroup Corporate and Investment Banking served as the dealer manager for the tender offer. Mellon Investor Services LLC served as the depositary and information agent. Shareholders and investors who have questions or need information about the tender offer may call Mellon Investor Services LLC toll free at (888) 224-2745.
About Realogy
Realogy Corporation (NYSE: H), the world’s leading real estate franchisor, has a diversified business model that also includes real estate brokerage, relocation and title services. Realogy’s world-renowned brands and business units include CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, ERA®, Sotheby’s International Realty®, NRT Incorporated, Cartus and Title Resource Group. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) has more than 15,000 employees worldwide.
Forward Looking Statements
Certain statements in this press release contain forward-looking information. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation (“Realogy”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. There can be no assurance that Realogy will complete the share repurchase program or that the share repurchase program will achieve the benefits contemplated. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements are specified in Realogy’s filings with the Securities and Exchange Commission (the “SEC”), including Realogy’s Information Statement dated July 13, 2006 and its Quarterly Report on Form 10-Q for the three months ended June 30, 2006 under headings such as “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Except for Realogy’s ongoing obligations to disclose material information under the federal securities laws, Realogy undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Media Contacts:	Investor Relations Contacts:
Mark Panus	Henry A. Diamond
(973) 407-7215	(973) 407-2710

Kathy Borruso	Lisa DeFrancesco
(973) 407-5041	(973) 407-5946